Exhibit 5.1

April 1, 2020

Reference: 14986/3
Cronos Group Inc. 720 King Street West, Suite 320 Toronto, Ontario M5V 2T3

RE:	Cronos Group Inc. – Registration Statement on Form S-8 for 2020 Omnibus Equity Incentive Plan

We have acted as Canadian counsel to Cronos Group Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”), to register the offer and sale of the common shares of the Company (the “Common Shares”) reserved for issuance pursuant to Awards (as defined in the Company’s 2020 Omnibus Equity Incentive Plan (the “Plan”)) granted or to be granted under or otherwise governed by the Plan.
We have examined originals or copies, certified or identified to our satisfaction, of such public and corporate records, certificates and other documents and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In conducting such examinations, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals. We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.
Our opinion is given as of the date hereof and is based on legislation and regulations in effect on the date hereof. We do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.
We are qualified to practice law only in the Province of Ontario. We express no opinion as to the laws of any jurisdiction other than those of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

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Based on and subject to the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Awards, we are of the opinion that, when issued and paid for in accordance with the terms of the Plan and any agreement related to any applicable Award granted thereunder, the Common Shares underlying the Awards will be validly issued as fully paid and non-assessable shares in the capital of the Company.
We hereby consent to the use of our firm name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.
Yours truly,
/s/ Blake, Cassels & Graydon LLP

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